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                                                                 EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-17065 of AmeriPath, Inc. on Form S-1 of our reports appearing in the Prospectus, which is part of this Registration Statement, as follows: dated September 27, 1996 on the financial statements of Demaray and Poulos, P.A.; dated September 27, 1996 on the financial statements of Amazon and Rosen, M.D., P.A.; dated October 15, 1996 on the financial statements of SkinPath, P.C.; dated October 19, 1996 on the financial statements of Drs. Seidenstein, Levine & Associates, P.A.; and dated November 13, 1996 on the financial statements of Fernandez and Kalemeris, P.A. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP



DELOITTE & TOUCHE LLP
Fort Lauderdale, Florida


March 10, 1997